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                                                                      Exhibit J2

                 SALOMON BROTHERS INFLATION MANAGEMENT FUND INC.

                                        May __, 2004


                       Re: Salomon Brothers Inflation Management Fund Inc.
                           (the "Fund")

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110
Attn:

Ladies and Gentlemen:

       This is to advise you that a new fund, which is to be known as Salomon Brothers Inflation Management Fund Inc. has been established. In accordance with
Section 17.5, the Additional Funds provision of the Master Custodian Agreement dated as of June 29, 2001 by and between certain management investment companies and State Street Bank and Trust Company, the Fund hereby requests that your bank act as Custodian for the aforementioned new fund under the terms of the aforementioned agreement.

       Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

                                Sincerely,

                                 Salomon Brothers Inflation Management Fund Inc.

                                By:  __________________________
                                Name:
                                Title:

Agreed and Accepted

STATE STREET BANK AND TRUST COMPANY

By:_________________________
Name:
Title:

Effective Date:  May __, 2004